Exhibit 99.5

ALON USA PARTNERS TO ACQUIRE KROTZ SPRINGS REFINERY FROM ALON ENERGY

DALLAS, Nov. 12, 2014 /PRNewswire/ – In a joint statement today, Alon USA Energy, Inc. (NYSE: ALJ) (“Alon Energy”) and Alon USA Partners, LP (NYSE: ALDW) (“Alon Partners”) announced that Alon Partners has entered into an agreement to acquire Alon Energy’s Krotz Springs refinery for total consideration of $437.5 million, which will be payable to Alon Energy in a combination of $100.0 million cash and $337.5 million in common units representing limited partner interests in Alon Partners. As part of the transaction, Alon Energy has agreed to reimburse the anticipated capital expenditures relating to the scheduled major maintenance turnaround of the Krotz Springs refinery in 2015. The transaction is expected to close on or about November 28, 2014.

Alon Energy and Alon Partners believe that the Krotz Springs refinery acquisition will provide Alon Partners diversification through crude slates, end products, customers and geographic locations, reduce Alon Partners’ dependence on a single asset and simplify Alon Energy’s corporate and capital structure.

Alon Partners and Alon Energy President and Chief Executive Officer, Paul Eisman said, “We are committed to identifying transactions that are accretive to Alon Partners’ unitholders and this acquisition is a significant step in fulfilling that commitment. The Krotz Springs refinery drop down should provide a significant increase in Adjusted EBITDA for Alon Partners. Alon Energy’s Krotz Springs refinery is well positioned to generate significant free cash flow, and this transaction unlocks the value of that business. This is a very positive step for the continued success of both Alon Partners and Alon Energy.”

The terms of the transaction were approved by Alon Energy’s Board of Directors and the Conflicts Committee of the Board of Directors of the general partner of Alon Partners, which is composed of independent directors. The Conflicts Committee was advised by Richards, Layton & Finger, its legal counsel, and Houlihan Lokey Capital, Inc., its financial advisor. Alon Energy was advised by Vinson & Elkins LLP, its legal counsel.

About Alon Energy

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Louisiana and California, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.

About Alon Partners

Alon USA Partners, LP is a Delaware limited partnership formed in August 2012 by Alon Energy. Alon Partners owns and operates a crude oil refinery in Big Spring, Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. Alon Partners refines crude oil into finished products, which are marketed primarily in West Texas, Central Texas, Oklahoma, New Mexico and Arizona through its wholesale distribution network to both Alon Energy’s retail convenience stores and other third-party distributors.

Safe Harbor Statement and Disclaimer

Any statements in this release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission. Neither Alon Partners nor Alon Energy undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Alon Partners or Alon Energy becomes aware of, after the date hereof.